Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 25, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Report to Shareholders of Value Line Premier Growth Fund, Inc., Value Line Mid Cap Focused Fund, Inc. (formerly known as The Value Line Fund, Inc.), Value Line Larger Companies Focused Fund, Inc. (formerly known as Value Line Larger Companies Fund, Inc.), and Value Line Income and Growth Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Investment Advisory and Other Services” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 29, 2016